SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EXELIXIS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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170 Harbor Way

P.O. Box 511

South San Francisco, CA 94083-0511

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2008

To the Stockholders of Exelixis, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Exelixis, Inc., a Delaware corporation (“Exelixis”), will be held on Thursday, May 1, 2008 at 8:00 a.m., local time, at its offices located at 210 East Grand Avenue, South San Francisco, CA 94083-0511 for the following purposes:

1.	To elect four Class III directors to hold office until the 2011 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending January 2, 2009.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 5, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important notice regarding the availability of proxy materials for the Stockholders Meeting to be held on May 1, 2008 at 8:00 a.m., local time, at Exelixis’ offices located at 210 East Grand Avenue, South San Francisco, CA 94083-0511.

The proxy statement and annual report to stockholders are available at http://bnymellon.mobular.net/bnymellon/exel. The Board of Directors recommends that you vote FOR the proposals identified above.

By Order of the Board of Directors

/s/ JAMES B. BUCHER
JAMES B. BUCHER
Secretary

South San Francisco, California

April 10, 2008

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER. YOU MAY ALSO BE ABLE TO SUBMIT YOUR PROXY VIA THE INTERNET OR BY TELEPHONE. PLEASE REFER TO THE INFORMATION PROVIDED WITH YOUR PROXY CARD OR VOTING INSTRUCTION FORM FOR FURTHER INFORMATION.

170 Harbor Way

P.O. Box 511

South San Francisco, CA 94083-0511

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

MAY 1, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Exelixis, Inc. (sometimes referred to as “we,” “us,” the “Company” or “Exelixis”) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 10, 2008 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 5, 2008 will be entitled to vote at the Annual Meeting. On this record date, there were 105,073,846 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 5, 2008 your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 5, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of four Class III directors to hold office until the 2011 Annual Meeting of Stockholders; and

•	Ratification of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending January 2, 2009.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-866-540-5760 from the United States using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on April 30, 2008 to be counted.

•

To vote on the Internet, go to http://www.proxyvoting.com/exel to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on April 30, 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the proxy card. You must follow these instructions in order for your bank, broker or other agent to vote your shares per your instructions. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, many brokers and banks provide the means to grant proxies to vote shares by telephone and via the Internet. If your shares are held in an account with a broker or bank providing such a service, you may grant a proxy to vote those shares by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 5, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of the four nominees for director, and “For” the ratification of the selection of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending January 2, 2009.

If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in the following ways:

Stockholder of Record: Shares Registered in Your Name

•

Your proxy may be revoked by filing with the Secretary of Exelixis at the Company’s principal executive office, Exelixis, Inc., 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511, either (1) a written notice of revocation or (2) a duly executed proxy card bearing a later date.

•	Your proxy may also be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

•	If your shares are held by your broker or bank as nominee or agent, you should follow the instructions provided by your broker or bank to revoke any prior voting instructions.

What is the deadline for submitting stockholder proposals for the 2009 Annual Meeting?

To be considered for inclusion in the 2009 proxy materials, your proposal must be submitted in writing by November 27, 2008 to Exelixis’ Secretary at Exelixis, Inc., 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511. However, if our 2009 Annual Meeting of Stockholders is not held between April 1, 2009 and May 31, 2009, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.

If you wish to submit a proposal or nominate a director at the 2009 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must submit your proposal in writing, in the manner set forth in our Bylaws, to Exelixis’ Secretary at Exelixis, Inc., 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 no earlier than the close of business on February 1, 2009, and no later than the close of business on March 2, 2009. However, if our 2009 Annual Meeting of Stockholders is not held between April 1, 2009 and May 31, 2009, then you must notify Exelixis’

Secretary, in writing, not earlier than the close of business on the 90th day prior to the date of the 2009 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 60th day prior to the date of the 2009 Annual Meeting of Stockholders or (ii) if we publicly announce the date of the 2009 Annual Meeting of Stockholders fewer than 70 days prior to the date of the 2009 Annual Meeting of Stockholders, the 10th day following the day that we first make a public announcement of the date of the 2009 Annual Meeting of Stockholders. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairperson of the 2009 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, if you do not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, our management will have discretionary authority to vote all shares for which it has proxies in opposition to any such stockholder proposal or director nomination.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For”, “Withhold” and, with respect to Proposal 2, “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Broker non-votes have no effect and will not be counted towards the vote total for any proposal. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes.

How many votes are needed to approve each proposal?

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For the election of directors, the four Class III nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

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To be approved, Proposal No. 2, the ratification of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ended January 2, 2009, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by votes at the meeting or by proxy. On the record date, there were 105,073,846 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2008.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Our Certificate of Incorporation and Bylaws provide that the Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

The Board of Directors presently has ten members. There are four directors in Class III whose term of office expires in 2008. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2011 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. The four nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee of the Board may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Class III Nominees for Election for a Three-Year Term expiring at the 2011 Annual Meeting

Stelios Papadopoulos, Ph.D., age 59, a co-founder of Exelixis, has been a director since December 1994 and the Chairman of the Board since January 1998. Dr. Papadopoulos retired as Vice Chairman of Cowen & Co., LLC in August 2006 after six years as an investment banker with the firm, where he focused on the biotechnology and pharmaceutical sectors. Prior to joining Cowen & Co., he spent 13 years as an investment banker at PaineWebber, Incorporated, where he was most recently Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology. He joined PaineWebber in April 1987 from Drexel Burnham Lambert, where he was a Vice President in the Equity Research Department covering the biotechnology industry. Prior to Drexel, he was a biotechnology analyst at Donaldson, Lufkin & Jenrette. Before coming to Wall Street in 1985, Dr. Papadopoulos was on the faculty of the Department of Cell Biology at New York University Medical Center. He continues his affiliation with New York University Medical Center as an Adjunct Associate Professor of Cell Biology. Dr. Papadopoulos is a co-founder and member of the board of directors of Anadys Pharmaceuticals, Inc. and Cellzome AG. He is vice-chairman of the board of directors of BG Medicine, Inc., a privately-held life sciences company, a member of the board of directors of Neuronyx, Inc., a privately-held biotechnology company, and a member of the Scientific Advisory Board of Symphony Capital, a private equity firm. In the not-for-profit sector, Dr. Papadopoulos is a co-founder and Chairman of Fondation Sante, a member of the board of visitors of Duke University Medical Center and a member of the board of directors of the National Marrow Donor Program. Dr. Papadopoulos holds a Ph.D. in Biophysics and an M.B.A. in Finance, both from New York University.

George A. Scangos, Ph.D., age 59, has served as a director and as Exelixis’ President and Chief Executive Officer since October 1996. From September 1993 to October 1996, Dr. Scangos served as President of Biotechnology at Bayer Corporation, a pharmaceutical company, and was responsible for research, business and process development, manufacturing, engineering and quality assurance. Dr. Scangos is a member and Chairman of the board of directors of Anadys Pharmaceuticals, Inc. and is a member of the board of directors of Entelos, Inc. Dr. Scangos was a Post-Doctoral Fellow at Yale University and a faculty member at Johns Hopkins University. Dr. Scangos currently holds an appointment as Adjunct Professor of Biology at Johns Hopkins University. Dr. Scangos holds a B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts.

Frank McCormick, Ph.D., age 57, has been a director since July 2003. Dr. McCormick is Director of the University of California, San Francisco (UCSF) Comprehensive Cancer Center and has been the David A. Wood Professor of Tumor Biology and Cancer Research in the Department of Microbiology and Immunology at UCSF since 1998. From 1992 to 1998, Dr. McCormick was the founder and Chief Scientific Officer at Onyx Pharmaceuticals, Inc., a biotechnology company. From 1991 to 1992, he served as Vice President of Therapeutic Research at Chiron Corporation, a pharmaceutical company, and from 1981 to 1990, he served as Vice President of Discovery Research with Cetus Corporation, a biotechnology company. Dr. McCormick is on the editorial board of some of the most prestigious international cancer publications and serves as a board member or advisor to multiple cancer research organizations. Dr. McCormick was a Post-Doctoral Fellow with Dr. Allen Smith at the Imperial Cancer Research Fund in London, England, and with Professor Seymour S. Cohen at the State University of New York at Stony Brook. Dr. McCormick holds a B.S. in Biochemistry from the University of Birmingham, England and a Ph.D. in Biochemistry from the University of Cambridge, England.

Lance Willsey, M.D., age 46, has been a director since April 1997. Dr. Willsey has been a founding partner of DCF Capital, a hedge fund focused on investing in the life sciences, since July 1998. From July 1997 to July 1998, Dr. Willsey served on the Staff Department of Urologic Oncology at the Dana Farber Cancer Institute at Harvard University School of Medicine. From July 1996 to July 1997, Dr. Willsey served on the Staff Department of Urology at Massachusetts General Hospital at Harvard University School of Medicine, where he was a urology resident from July 1992 to July 1996. Dr. Willsey is a member of the board of directors of Exact Sciences Corporation, a biotechnology company. Dr. Willsey holds a B.S. in Physiology from Michigan State University and an M.S. in Biology and an M.D., both from Wayne State University.

The Board of Directors Recommends a Vote in Favor of Each Named Nominee.

Class I Directors Continuing in Office until the 2009 Annual Meeting

Charles Cohen, Ph.D., age 57, has been a director since November 1995. Since May 2007, Dr. Cohen has been a managing director of Advent Healthcare Ventures, a venture capital firm. Currently, Dr. Cohen is the Chairman of the Supervisory Board of Cellzome AG, a post-genomics biotechnology company. From 2003 to 2007, Dr. Cohen was Vice President of Advent International, a global private equity firm. In 2000 to 2002, Dr. Cohen was the Chief Executive Officer of Cellzome AG. Prior to that, Dr. Cohen co-founded Creative BioMolecules, Inc., a biotechnology company, in 1982 and was a director and its Chief Executive Officer from 1985 to 1995. Dr. Cohen serves on the board of directors of several private companies. Dr. Cohen has been the Chief Executive Officer of several companies. Dr. Cohen received his Ph.D. from New York University School of Medicine.

George Poste, D.V.M., Ph.D., age 63, has been a director since August 2004. Dr. Poste has been the director of the Biodesign Institute at Arizona State University since May 2003. Dr. Poste serves as the Chief Executive Officer of Health Technology Networks, a consulting company that specializes in the application of genomic technologies and computing in healthcare, since 1999. From 1992 to 1999, he was the Chief Science and Technology Officer and President, R&D of SmithKline Beecham Corporation, a pharmaceutical company. Dr. Poste serves on the Defense Science Board of the U.S. Department of Defense (and chairs the Task Force on Bioterrorism) and is a member of other organizations dedicated to advance the defense against bioweapons and biowarfare. Dr. Poste is also the Non-Executive Chairman of Orchid Biosciences, Inc., a DNA forensics company, and a member of the board of directors of Monsanto Company, a provider of agricultural products and solutions. Dr. Poste is a Fellow of the Royal Society, the UK Academy of Medical Sciences, Hoover Institution, Stanford University, and various other prestigious organizations and has been awarded honorary doctorates from several universities. Dr. Poste holds a D.V.M. in veterinary medicine and a Ph.D. in Virology from the University of Bristol, England.

Jack L. Wyszomierski, age 52, has been a director since February 2004. Since 2004, Mr. Wyszomierski has been the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a health care company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.

Class II Directors Continuing in Office until the 2010 Annual Meeting

Alan M. Garber, M.D., Ph.D., age 52, has been a director since January 2005. Dr. Garber has been the Henry J. Kaiser Jr. Professor and a Professor of Medicine at Stanford University since 1998. Dr. Garber is also a Professor (by courtesy) of Economics, Business, and Health Research and Policy at Stanford University. Dr. Garber is the Director of the Center for Primary Care and Outcomes Research at Stanford University School of Medicine, the Center for Health Policy at Stanford University and the Health Care Program of the National Bureau of Economic Research. He is a Senior Fellow at the Institute for International Studies at Stanford University and a staff physician at the VA Palo Alto Health Care System. Dr. Garber is a member of the Institute of Medicine, the American Society of Clinical Investigation, and the Association of American Physicians. Dr. Garber is on the editorial board of acclaimed scientific journals and has received numerous awards and honors. Dr. Garber holds an A.B. summa cum laude, an A.M. and a Ph.D., all in Economics from Harvard University, and an M.D. from Stanford University.

Vincent T. Marchesi, M.D., Ph.D., age 72, has been a director since May 2001. Since 1973, Dr. Marchesi has been a Professor of Pathology and Cell Biology at Yale University and, since 1991, the Director of the Boyer Center for Molecular Medicine at Yale University. In 1982, Dr. Marchesi co-founded Molecular Diagnostics, Inc., a diagnostic development company. Dr. Marchesi was formerly Chair of Pathology at the Yale-New Haven Hospital. Dr. Marchesi holds an M.D. from Yale University and a Ph.D. from Oxford University, and is a member of the National Academy of Sciences and the Institute of Medicine.

Carl B. Feldbaum, Esq., age 64, has been a director since February 2007. Mr. Feldbaum is also member of the board of directors of Actelion, Ltd, a biopharmaceutical company. Mr. Feldbaum is president emeritus of the Biotechnology Industry Organization (BIO), which represents more than 1,000 biotechnology companies, academic institutions and state biotechnology centers internationally. Mr. Feldbaum served as president of BIO from 1993 until his retirement in 2005. Prior to joining BIO, Mr. Feldbaum was chief of staff to Senator Arlen Specter of Pennsylvania. He also was president and founder of the Palomar Corporation, a national security “think tank” in Washington, D.C. Before founding Palomar Corporation, Mr. Feldbaum was assistant to the Secretary of Energy and served as the Inspector General for defense intelligence in the U.S. Department of Defense. Mr. Feldbaum received a B.S. in Biology from Princeton University and his J.D. from the University of Pennsylvania Law School.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance

Corporate Governance Guidelines. We have adopted written corporate governance guidelines, which may be viewed at www.exelixis.com.1 These guidelines include guidelines for determining director independence and qualifications for directors. Our Board regularly reviews, and modifies from time to time, the corporate governance guidelines, Board committee charters and Board practices.

Code of Conduct and Ethics. We have adopted a Code of Conduct and Ethics that applies to all directors, officers and employees, including the principal executive officer, principal financial officer and principal accounting officer. Our Board regularly reviews, and modifies from time to time, the Code of Conduct and Ethics. Our Code of Conduct and Ethics may be viewed at www.exelixis.com under the caption “Investors”.1 We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of this Code of Conduct and Ethics by posting such information on our website, at the address and location specified above and, to the extent required by the listing standards of the Nasdaq Stock Market, by filing a Current Report on Form 8-K with the SEC, disclosing such information.

Director Independence. We have adopted standards for director independence pursuant to Nasdaq listing standards and rules of the Securities and Exchange Commission (“SEC”), which require that a majority of the members of a listed company’s Board of Directors qualify as “independent,” as affirmatively determined by the Board of Directors. An “independent director” means a person other than an officer or employee of the Company or one of our subsidiaries, or another individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that Drs. Cohen, Garber, Marchesi, McCormick, Papadopoulos, Poste and Willsey and Messrs. Wyszomierski and Feldbaum, who are nine of the ten members of the Board, represent a majority on the Board and are independent. In making this determination, the Board found that none of the these directors or nominees for director had a material or other disqualifying relationship with the Company. Dr. Scangos, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company. In addition, the Board has also determined that: (i) all directors who serve on the Audit, Compensation and Nominating and Corporate Governance Committees are independent under applicable Nasdaq listing standards and SEC rules; and (ii) all members of the Audit Committee meet the additional independence requirement that they do not directly or indirectly receive compensation from us other than their compensation as directors.

Stockholder Communications with the Board. Security holders may send communications to the Board by mail at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511, by facsimile at (650) 837-7251 or by e-mail at info@exelixis.com, each of the foregoing sent “Attn: Board of Directors.”

Board Committees and Meetings

During the year ended December 28, 2007, the Board held four meetings. As required under applicable listing standards of the Nasdaq Stock Market, during the year ended December 28, 2007, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. During the year ended December 28, 2007, all of our directors attended at least 75% of the total meetings of the Board and of the committees on which they served during the period for which they were a director or committee member, respectively.

[1]	The information on our website is not a part of this proxy statement.

In 2007, the Board had an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee.

Audit Committee

The Audit Committee of the Board oversees the Company’s corporate accounting and financial reporting process, ensures the integrity of our financial statements and has been designated as the Qualified Legal Compliance Committee within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations. The Audit Committee performs several functions, such as evaluating the performance of, and assessing the qualifications of, the independent registered public accounting firm; determining on behalf of the Board whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviewing and approving the engagement of the independent registered public accounting firm to perform any proposed permissible services and appropriate compensation thereof; reviewing and approving all related party transactions; establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviewing the financial statements to be included in our Annual Report on Form 10-K; discussing with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statement reviews; and resolving any disagreements between the independent registered public accounting firm and management. The Audit Committee also has the specific responsibilities and authority necessary to comply with the listing standards of the Nasdaq Stock Market applicable to audit committees.

During 2007, the Audit Committee was comprised of three independent directors, Drs. Cohen and Willsey and Mr. Wyszomierski (chairman). The Board has determined that Mr. Wyszomierski is an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee met five times during the year ended December 28, 2007. The Audit Committee’s report is set forth in “Report of the Audit Committee” below. The Audit Committee has adopted a written charter, which was attached as Appendix A to our proxy statement for the 2007 Annual Meeting.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to oversee all aspects of the Company’s corporate governance functions on behalf of the Board; make recommendations to the Board regarding corporate governance issues; identify, review and evaluate candidates to serve as directors; serve as a focal point for communication between such candidates, non-committee directors and management; recommend such candidates to the Board and make such other recommendations to the Board regarding affairs relating to the directors, including director compensation; and develop a set of corporate governance principles for the Company.

During 2007, the Nominating and Corporate Governance Committee was comprised of three independent directors, Drs. Garber (chairman) and Poste and Mr. Feldbaum. The Nominating and Corporate Governance Committee held four meetings in 2007. The committee has adopted a written charter, which was attached as Appendix B to our proxy statement for the 2007 Annual Meeting. Because we are an emerging biopharmaceutical company with rapidly evolving and expanding research and clinical programs, the Board does not believe that it is appropriate to adopt, and the Nominating and Corporate Governance Committee has not adopted, a formal policy with respect to a fixed set of minimum qualifications for its candidates for membership on the Board. Instead, in considering candidates for directorship, the Nominating and Corporate Governance Committee will generally consider all relevant factors, including the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to us, the availability of the candidate to devote sufficient time and attention to the affairs of the Company, the existence of any relationship that would interfere with the exercise of the candidate’s independent judgment, and the candidate’s demonstrated character and judgment. In the review process, the Nominating and Corporate Governance Committee evaluates prospective candidates for directorship in the context of the existing membership of the Board (including the qualities and skills of the existing directors), our operating requirements and the long-term interests of our stockholders. The Nominating and Corporate Governance Committee

generally will consider and assess all candidates recommended by our directors, officers and stockholders. We have also engaged an executive search firm to assist the committee in identifying and recruiting potential candidates for membership on the Board. The Nominating and Corporate Governance Committee intends to consider stockholder recommendations for directors using the same criteria as potential nominees recommended by the members of the Nominating and Corporate Governance Committee or others. The Nominating and Corporate Governance Committee has not received any recommended nominations from any of our stockholders in connection with the 2008 Annual Meeting. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. If, after its review, the Nominating and Corporate Governance Committee supports a candidate, it would recommend the candidate for consideration by the full Board.

Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee within the timeframe specified in our Bylaws that is applicable to matters to be brought before an Annual Meeting of Stockholders as set forth under “Questions and Answers about This Proxy Material and Voting” above. Such communications should be sent to the following address: 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511, Attn: Nominating and Corporate Governance Committee of the Board of Directors. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected.

Compensation Committee

The purpose of the Compensation Committee is to oversee the Company’s compensation policies, plans and programs, review and determine the compensation to be paid to officers and directors and prepare and review the Compensation Committee’s report included in our annual proxy statement in accordance with applicable rules and regulations of the SEC. The Compensation Committee reviews and recommends to the Board the compensation and benefits of all officers, establishes and reviews general policies relating to compensation and benefits of employees, including executive officers, and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans.

During 2007, the Compensation Committee was comprised of three independent directors, Drs. Cohen (chairman), Marchesi and Willsey. The Compensation Committee met 11 times during the year ended December 28, 2007. The Compensation Committee’s report is set forth in “Compensation Committee Report” below. Additional information on the committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The Compensation Committee has adopted a written charter, which was attached as Appendix C to our proxy statement for the 2007 Annual Meeting.

Research and Development Committee

The Research and Development Committee, which was established effective January 1, 2006, is responsible for advising the Company and the Board on matters of scientific importance as the Board, in consultation with management, may designate from time to time. The Research and Development Committee has adopted a written charter. During 2007, the Research and Development Committee was comprised of three members, Drs. McCormick, Marchesi and Poste (chairman) and met two times.

Annual Meeting; Attendance

The Board does not have a formal policy with respect to the attendance of its members at Annual Meetings of Stockholders. Dr. Scangos was the only member of the Board in attendance at the 2007 Annual Meeting of Stockholders.

Compensation of Directors

Cash Compensation Arrangements

The table below provides information regarding the cash compensation arrangements for our non-employee directors for 2007 and 2008. Dr. Scangos receives no compensation in his capacity as a member of the Board.

Cash Compensation

		2007	2008
Board	Retainer Fee	$20,000	$20,000
	Additional Chair Retainer Fee	20,000	25,000
	Regular Meeting Fee	2,500	2,500
	Special Meeting Fee(1)	500	1,000

Audit Committee	Retainer Fee	6,000	6,000
	Additional Chair Retainer Fee	6,000	10,000
	Meeting Fee(2)	1,000	1,000

Compensation Committee	Retainer Fee	5,000	5,000
	Additional Chair Retainer Fee	2,500	5,000
	Meeting Fee(2)	1,000	1,000

Nominating & Corporate Governance	Retainer Fee	5,000	5,000
	Additional Chair Retainer Fee	2,500	5,000
	Meeting Fee(2)	1,000	1,000

Research & Development Committee	Retainer Fee	10,000	10,000
	Additional Chair Retainer Fee	10,000	10,000
	Meeting Fee(2)	5,000	5,000

(1)	Meeting at which minutes are generated.
(2)	In-person meeting or teleconference at which minutes are generated.

Equity Compensation Arrangements

In January 2000, we adopted the 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) to provide for the automatic grant of options to purchase shares of common stock to directors who are not employees of the Company or of any of our affiliates. Such options are granted automatically, without further action by us, the Board or our stockholders. Under the terms of the Directors’ Plan, all non-employee directors receive a one-time initial option to purchase 25,000 shares of common stock. In addition, effective in 2008 all non-employee directors receive an annual option to purchase 15,000 shares of common stock on the date of the Annual Meeting of Stockholders. Prior to 2008, all non-employee directors received an annual option to purchase 10,000 shares of common stock on the date of the Annual Meeting of Stockholders. Options granted under the Directors’ Plan are not intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price of options granted under the Directors’ Plan is equal to 100% of the fair market value of a share of common stock on the grant date. Under the terms of the Directors’ Plan, the initial options to purchase 25,000 shares are immediately exercisable but will vest at the rate of 25% of the shares on the first anniversary of the grant date and monthly thereafter over the next three years. The annual grants to purchase 15,000 shares are exercisable immediately but will vest monthly over a one-year period. As long as the optionholder continues to serve with us or with an affiliate of the Company, the option will continue to vest and be exercisable during its term. When the optionholder’s service terminates, we will have the right to repurchase any unvested shares at the original exercise price, without interest. All options granted under the Directors’ Plan have a term of ten years and are set to terminate three months after a non-employee director’s service terminates. In the event of a merger of Exelixis with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving Exelixis, any surviving entity will either assume or replace all outstanding options under the Directors’ Plan. Otherwise, the vesting of the options will accelerate.

During 2007, we granted options covering 10,000 shares to each of our non-employee directors, at an exercise price per share of $10.53. In addition, we granted to Mr. Feldbaum options covering 25,000 shares, at an exercise price per share of $10.41, when he joined the Board on February 8, 2007. The exercise price for each of these grants equaled the fair market value of our common stock at the date of grant (based on the closing sale price reported on the Nasdaq Global Market on the last trading day prior to the day of grant).

Reimbursement of Expenses

The members of the Board are also eligible for reimbursement of expenses incurred in connection with their attendance of Board meetings in accordance with our policy. In 2007, total reimbursement for such expenses was approximately $37,006.

Director Compensation Table

The following table shows compensation information for our non-employee directors for the fiscal year ended December 28, 2007.

Director Compensation for Fiscal 2007

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)	All Other Compensation($)	Total($)
Charles Cohen, Ph.D.	$59,500	$57,703	$—	$117,203
Carl B. Feldbaum, Esq.	35,239	66,044	—	101,283
Alan M. Garber, M.D., Ph.D.	41,500	95,118	—	136,618
Vincent T. Marchesi, M.D., Ph.D.	61,437	57,703	—	119,140
Frank McCormick, Ph.D.	42,500	77,222	—	119,722
Stelios Papadopoulos, Ph.D.	50,000	179,638	—	229,638
George Poste, D.V.M., Ph.D.	69,000	86,319	—	155,319
Lance Willsey, M.D.	55,000	57,703	—	112,703
Jack L. Wyszomierski	47,000	89,022	—	136,022

(1)	Amounts shown in this column reflect the compensation costs that we recognized in fiscal 2007 for option awards as determined pursuant to Statement of Financial Accounting Standards No. 123(R), (or “FAS 123R”). The assumptions used to calculate the value of option awards are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2007, filed with the SEC on February 25, 2008. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the director) or that the value on exercise will be equal to the FAS 123R value shown in this column.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2007, the Compensation Committee was comprised of Drs. Cohen, Marchesi and Willsey. None of the members of the Compensation Committee has at any time been an officer or employee of Exelixis, except that Dr. Cohen served as our acting Chief Scientific Officer from December 1995 to April 1997 and was named as an officer of one of our former subsidiaries from 2001 through March 2005, for which he did not receive any compensation. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

COMPENSATION COMMITTEE REPORT2

The Compensation Committee of the Board, comprised of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 28, 2007.

Compensation Committee:

Vincent Marchesi

Lance Willsey

Charles Cohen, Chairman

[2]

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE AUDIT COMMITTEE3

The Audit Committee of the Company’s Board of Directors serves as the representative of the Board for (a) general oversight of the Company’s financial reporting process, (b) monitoring the integrity of the Company’s financial statements and systems of internal accounting and financial controls, (c) compliance with legal and regulatory requirements related to the preparation and external audit of the Company’s financial statements and (d) selection, evaluation and retention of Exelixis’ independent registered public accounting firm. Each of the members of the Audit Committee is independent as defined under the listing standards of the Nasdaq Stock Market and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934.

The Audit Committee maintains a written charter that outlines its responsibilities. Management of the Company has primary responsibility for preparing the Company’s consolidated financial statements, ensuring the integrity of such data and establishing the financial reporting process. Ernst & Young LLP, Exelixis’ independent registered public accounting firm, is responsible for performing an annual audit of the Company’s consolidated financial statements, reviewing the Company’s unaudited interim financial statements and expressing an opinion as to the conformity of the annual financial statements with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review this process. Based on this background, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed Exelixis’ audited consolidated financial statements as of and for the fiscal year ended December 28, 2007 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee reviewed management’s report on its assessment of the effectiveness of Exelixis’ internal control over financial reporting and the independent registered public accounting firm’s report on internal control over financial reporting. The Audit Committee has also discussed with management the process used to support the certifications of the Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed by Exelixis with the SEC.

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards in the United States, including those matters set forth in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees” (Codification of Statements on Auditing Standards, AU Section 380), other standards of the Public Accounting Oversight Board (United States), rules of the Securities and Exchange Commission and other applicable regulations.

3. The Audit Committee has received and reviewed the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent registered public accounting firm its independence from Exelixis. The Audit Committee has also considered whether the provision of non-audit services to Exelixis by the independent registered public accounting firm is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee has concluded that the independent registered public accounting firm is independent from Exelixis and its management.

4. Based on review and discussion of the matters set forth in paragraphs (1) through (3) above, the Audit Committee has recommended to the Board (and the Board has approved) that the audited consolidated financial

[3]

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

statements referred to above and management’s assessment of the effectiveness of Exelixis’ internal control over financial accounting be included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2007 for filing with the SEC.

The Audit Committee has also selected Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending January 2, 2009 and has presented its selection to the Board to present to the stockholders for ratification.

Audit Committee:

Charles Cohen

Lance Willsey

Jack Wyszomierski (Chairman)

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending January 2, 2009. The Board, on behalf of the Audit Committee, has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements for each of the seven fiscal years in the period ended December 28, 2007. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Exelixis’ independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Exelixis and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

On Behalf of the Audit Committee, the Board of Directors Recommends a Vote in Favor of Proposal 2.

Principal Accountant Fees and Services

The aggregate fees billed by Ernst & Young LLP for the last two fiscal years for the services described below are as follows:

	Fiscal Year Ended
	December 28, 2007	December 29, 2006
Audit Fees (1)	$875,717	$928,600
Audit-related Fees (2)	79,314	26,700
Tax Fees (3)	—	—
All Other Fees (4)	1,500	1,500

Total Fees	$956,531	$956,800

(1)	“Audit fees” consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
(2)	“Audit-related fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.” During fiscal 2007 and 2006, these services included consultations relating to various transactions of Exelixis.
(3)	“Tax fees” include fees for tax compliance, tax planning and tax advice. No tax fees were billed during fiscal 2007 and 2006.
(4)	“All other fees” consist of fees for products and services other than the services described above. During fiscal 2007 and 2006, these fees related to an online subscription to an Ernst & Young LLP database.

All fees described above were approved by the Audit Committee. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval of Services

During 2007 and 2006, the Audit Committee of the Board pre-approved the audit and non-audit services to be performed by Exelixis’ independent registered public accounting firm, Ernst & Young LLP. Non-audit services are defined as services other than those provided in connection with an audit or a review of our financial statements. The Audit Committee pre-approves all audit and non-audit services rendered by Ernst & Young LLP, although the Audit Committee has not adopted a formal written policy for the pre-approval of audit and non-audit services. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and all other services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee or its chairman, whom the Audit Committee has designated as a one-person subcommittee with pre-approval authority, pre-approved all audit fees, audit-related fees, tax fees and other fees in 2007 and 2006. Any pre-approvals by the subcommittee must be and were presented to the Audit Committee at its next scheduled meeting.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of December 28, 2007 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated, the address of each of the individuals named below is: c/o Exelixis, Inc., 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
George A. Scangos, Ph.D. (2)	3,428,495	3.21%
Michael M. Morrissey, Ph.D. (3)	650,922	*
Frank L. Karbe (4)	441,356	*
Gisela M. Schwab, M.D. (5)	80,578	*
Pamela A. Simonton, J.D., LL.M. (6)	355,718	*
Stelios Papadopoulos, Ph.D. (7)	837,277	*
Charles Cohen, Ph.D. (8)	255,625	*
Carl B. Feldbaum, Esq. (9)	35,000	*
Alan M. Garber, M.D., Ph.D. (10)	55,000	*
Vincent T. Marchesi, M.D., Ph.D. (11)	97,000	*
Frank McCormick, Ph.D. (12)	65,000	*
George Poste, D.V.M., Ph.D. (13)	55,000	*
Lance Willsey, M.D. (14)	122,500	*
Jack Wyszomierski (15)	65,000	*
All directors and executive officers as a group (16 persons) (16)	7,015,800	6.41%

5% Stockholders

Persons Associated with FMR Corp. (17) 82 Devonshire Street Boston, Massachusetts 021019	15,469,400	14.77

T. Rowe Price Associates (18) 100 E Pratt Street Baltimore, MD 21202	9,347,790	8.92

Wellington Management Company LLP (19) 75 State Street Boston, MA 02109	7,523,010	7.18

*	Less than one percent
(1)	This table is based upon information supplied by officers and directors and upon information gathered by us about principal stockholders known to us. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 104,744,732 shares outstanding on December 28, 2007, adjusted as required by rules promulgated by the SEC.
(2)	Includes 8,963 shares held by Dr. Scangos and Leslie S. Wilson, as Trustees of The Jennifer Wilson Scangos Trust, and 8,963 shares held by Dr. Scangos and Leslie S. Wilson, as Trustees of The Katherine Wilson Scangos Trust. Also includes 2,135,414 shares Dr. Scangos has the right to acquire pursuant to options exercisable within 60 days of December 28, 2007. Also includes 145 shares acquired in January 2008 through matching contributions made by the Company with respect to Dr. Scangos’ contributions into the Company’s 401(k) plan during the quarter ended December 28, 2007.

(3)	Includes 42,500 shares held by Dr. Morrissey and Meghan D. Morrissey, Trustees of the Morrissey Family Living Trust, dated July 21, 1994, as amended. Also includes 604,998 shares Dr. Morrissey has the right to acquire pursuant to options exercisable within 60 days of December 28, 2007.
(4)	Includes 429,789 shares Mr. Karbe has the right to acquire pursuant to options exercisable within 60 days of December 28, 2007.
(5)	Includes 74,812 shares Dr. Schwab has the right to acquire pursuant to options exercisable within 60 days of December 28, 2007.
(6)	Includes 352,500 shares Ms. Simonton has the right to acquire pursuant to options exercisable within 60 days of December 28, 2007.
(7)	Includes 10,000 shares held by Fondation Santé, of which Dr. Papadopoulos is a co-trustee. Also includes 185,000 shares Dr. Papadopoulos has the right to acquire pursuant to options exercisable within 60 days of December 28, 2007, 21,250 of which would be subject to repurchase by us, if so exercised.
(8)	Includes 85,000 shares Dr. Cohen has the right to acquire pursuant to options exercisable within 60 days of December 28, 2007, 2,500 of which would be subject to repurchase by us, if so exercised.
(9)	Represents 35,000 shares Mr. Feldbaum has the right to acquire pursuant to options exercisable within 60 days of December 28, 2007, 21,250 of which would be subject to repurchase by us, if so exercised.
(10)	Represents 55,000 shares Dr. Garber has the right to acquire pursuant to options exercisable within 60 days of December 28, 2007, 8,230 of which would be subject to repurchase by us, if so exercised.
(11)	Includes 75,000 shares Dr. Marchesi has the right to acquire pursuant to options exercisable within 60 days of December 28, 2007, 2,500 of which would be subject to repurchase by us, if so exercised.
(12)	Represents 65,000 shares Dr. McCormick has the right to acquire pursuant to options exercisable within 60 days of December 28, 2007, 2,500 of which would be subject to repurchase by us, if so exercised.
(13)	Represents 55,000 shares Dr. Poste has the right to acquire pursuant to options exercisable within 60 days of December 28, 2007, 5,625 of which would be subject to repurchase by us, if so exercised.
(14)	Includes 85,000 shares Dr. Willsey has the right to acquire pursuant to options exercisable within 60 days of December 28, 2007, 2,500 of which would be subject to repurchase by us, if so exercised.
(15)	Represents 65,000 shares Mr. Wyszomierski has the right to acquire pursuant to options exercisable within 60 days of December 28, 2007, 2,500 of which would be subject to repurchase by us, if so exercised.
(16)	Total number of shares includes 2,249,290 shares of common stock held by our directors and executive officers as of December 28, 2007 and entities affiliated with such directors and executive officers. Also includes 4,766,510 shares issuable upon exercise of options exercisable within 60 days of December 28, 2007, 71,355 of which would be subject to repurchase by us, if so exercised. Also includes 281 shares acquired in January 2008 through matching contributions made by the Company with respect to contributions by certain of our executive officers into the Company’s 401(k) plan during the quarter ended December 28, 2007.
(17)	Fidelity Management & Research Company (“Fidelity”), Pyramis Global Advisors, LLC (“PGA”) and Fidelity International Limited (“FIL” and together with Fidelity and PGA, the “Fidelity Investment Advisers”) are wholly owned subsidiaries of FMR Corp., investment advisers and the beneficial owners of 15,388,300, 21,200 and 59,900 shares of our common stock, respectively, as a result of acting as the investment advisers to various investment companies (the “Fidelity Funds”). FMR Corp. and Edward C. Johnson 3rd, Chairman of FMR Corp., through their control of the Fidelity Investment Advisors and the Fidelity Funds each has sole power to dispose of the 15,388,300 shares owned by the Fidelity Funds. Neither FMR Corp. nor Edward C. Johnson 3rd has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ boards of trustees. Edward C. Johnson 3rd and FMR Corp., through its control of PGA, each has sole dispositive power over 21,200 shares and sole power to vote or direct the voting of 21,200 shares owned by the institutional accounts or funds advised by PGA. Fidelity Investment Advisers carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2008.
(18)

These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser. Price Associates reported that it has sole dispositive power over such shares and sole voting power over 2,269,800 of such shares. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 13, 2008.
(19)	These securities are owned of record by clients of Wellington Management Company, LLP (“WMC”). Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. WMC, in its capacity as investment adviser, may be deemed to beneficially own the shares held of record by clients of WMC. WMC reported that it has shared voting power over 5,533,817 of such shares and shared dispositive power over 7,454,510 of such shares. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2008.

EXECUTIVE OFFICERS

The following chart sets forth certain information regarding our executive officers as of March 15, 2008:

Name	Age	Position
George A. Scangos, Ph.D. (1)	59	President, Chief Executive Officer and Director

Michael M. Morrissey, Ph.D.	47	President of Research and Development

Frank L. Karbe	39	Executive Vice President and Chief Financial Officer

Gisela M. Schwab, M.D.	51	Executive Vice President and Chief Medical Officer

Pamela A. Simonton, J.D., LL.M.	58	Executive Vice President and General Counsel

Peter Lamb, Ph.D.	47	Senior Vice President, Discovery Research and Chief Scientific Officer

Lupe M. Rivera	41	Senior Vice President, Operations

(1)	Please see “Class III Nominees for Election for a Three-Year Term expiring at the 2011 Annual Meeting” in this proxy statement for information about Dr. Scangos.

Michael M. Morrissey, Ph.D., has served as President of Research and Development since January 2007. From January 2006 until December 2006, Dr. Morrissey served as Executive Vice President, Discovery. From January 2003 to December 2005, Dr. Morrissey served as Senior Vice President, Discovery. Previously, he served as Vice President of Discovery Research from February 2000 through December 2002. From 1991 to 2000, Dr. Morrissey held several positions at Berlex Biosciences, last holding the position of Vice President, Discovery Research. From 1986 to 1991, he served as a Senior Scientist and Project Team Leader in Medicinal Chemistry at CIBA-Geigy Corporation, a pharmaceutical company. He is the author of numerous scientific publications in medicinal chemistry and drug discovery and an inventor on 68 issued U.S. patents and 25 additional published U.S. patent applications. Dr. Morrissey holds a B.S. (Honors) in Chemistry from the University of Wisconsin and a Ph.D. in Chemistry from Harvard University.

Frank L. Karbe has served as Executive Vice President and Chief Financial Officer since July 2007. From February 2004 to July 2007, Mr. Karbe served as Senior Vice President, Chief Financial Officer. From 1997 to January 2004, Mr. Karbe worked as an investment banker for Goldman Sachs & Co., where he served most recently as Vice President in the healthcare group focusing on corporate finance and mergers & acquisitions in the biotechnology industry. Prior to Goldman Sachs, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Mr. Karbe holds a Diplom Kaufmann from the WHU—Otto Beisheim Graduate School of Management, Koblenz, Germany (equivalent to a U.S. Masters of Business Administration).

Gisela M. Schwab, M.D., has served as Executive Vice President and Chief Medical Officer since January 2008. She joined Exelixis in 2006 as Senior Vice President and Chief Medical Officer. From 2002 to 2006, she held the position of Senior Vice President and Chief Medical Officer at Abgenix, Inc., a human antibody-based drug development company. She also served as vice president, clinical development, at Abgenix from 1999 to 2001. Prior to working at Abgenix, from 1992 to 1999, she held positions of increasing responsibility at Amgen Inc., most recently as Director of Clinical Research and Hematology/Oncology Therapeutic Area Team Leader. She received her Doctor of Medicine degree from the University of Heidelberg, trained at the National Cancer Institute and is board certified in internal medicine and hematology and oncology.

Pamela A. Simonton, J.D., LL.M., has served as Executive Vice President and General Counsel since January 2008. Previously, she served as Senior Vice President, Patents and Licensing from January 2004 until December 2007. In addition, she served as Vice President of Corporate Technology Development from April 2000 through December 2003. From July 1996 to April 2000, Ms. Simonton served as Vice President, Licensing and Acquisitions for Bayer Corporation’s Pharmaceutical Division. From September 1994 to July 1996, Ms. Simonton served as Vice President of Patents and Licensing for Bayer’s Pharmaceutical Division, North America. Ms. Simonton holds a B.S. in Chemistry from Barry College, an M.S. in Physics from the University of Miami, a J.D. from Nova University and an LL.M. in Patent and Trade Regulation from George Washington University.

Peter Lamb, Ph.D., has served as Senior Vice President, Discovery Research and Chief Scientific Officer since January 2007. Previously, he served as Vice President, Discovery Pharmacology from December 2003 until January 2007 and Senior Director, Molecular Pharmacology and Structural Biology from October 2000 until December 2003. From June 1992 until September 2000 he held positions of increasing responsibility at Ligand Pharmaceuticals, most recently serving as Director of Transcription Research. During this time, he led teams that implemented novel drug discovery approaches that led to the identification of the first small molecule activators of cytokine receptors. Dr. Lamb has held post-doctoral research fellowships at the Carnegie Institution, Department of Embryology with Dr. S.L. McKnight and the University of Oxford with Dr N.J. Proudfoot, working in the field of gene regulation. He has authored numerous articles in the fields of gene expression, signal transduction and oncology, and is an author on multiple issued and pending US patents. He has a Ph.D. in Molecular Biology from the ICRF/University of London and a B.A. in Biochemistry from the University of Cambridge.

Lupe M. Rivera has served as Senior Vice President, Operations since July 2007. Ms. Rivera served as Senior Vice President, Human Resources and Communications from January 2007 through June 2007. Ms. Rivera served as Vice President, Human Resources from July 2004 through December 2006, and she served as Exelixis’ Human Resources Director from January 2002 through June 2004. She joined Exelixis in 2002 from AT&T’s Digital Subscriber Line (DSL) unit where she held the position of District Manager, Human Resources. Prior to joining AT&T, she was Director, Human Resources for NorthPoint Communications, and prior to that she held various positions with Deltanet, an information technology company. Ms. Rivera also spent twelve years in banking with Valley National Bank of Arizona and Bank One, Arizona. Ms. Rivera holds a Masters Degree in Human Resources & Organization Development from University of San Francisco. Ms. Rivera is a certified Senior Professional in Human Resources (SPHR) by the Human Resource Certification Institute and a Certified Compensation Professional (CCP) from World at Work (formerly known as the American Compensation Association).

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Objectives of the Compensation Program

We are committed to developing innovative therapies for cancer and other serious diseases. Through our integrated drug discovery and development activities, we are building a portfolio of novel compounds that we believe have the potential to be high-quality, differentiated pharmaceutical products. Our most advanced pharmaceutical programs focus on discovery and development of small molecule drugs for cancer. The success of development-stage biotechnology companies is significantly influenced by the quality of their work forces. As a result, we face intense competition for executives and other skilled employees from large pharmaceutical companies and strong local competitors, all of which aggressively recruit employees. In light of these circumstances, the overall objective of our compensation program is to support our long-term strategic goal of becoming a successful fully integrated biotechnology company by attracting, retaining and motivating the highest caliber of executives and other employees.

The goals of our executive compensation program are to align compensation with business objectives and performance and with the interests of our stockholders and to enable us to attract, retain and reward executive officers for extraordinary performance. We pay cash compensation to provide an appropriate and competitive level of current cash income and to reward, in the case of any bonus or salary increase, superior performance over the past year. As discussed in further detail below, our 2007 compensation program for our Named Executive Officers (as defined in the “Summary Compensation Table” below) consisted of, and was intended to strike a balance among, the following three principal components:

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Base Salary. Base salary for each of our Named Executive Officers is based principally on a review of the performance of Exelixis and each Named Executive Officer during the prior year, the criticality of each Named Executive Officer’s skill set, each Named Executive Officer’s expected future contributions and prospects for advancement, each Named Executive Officer’s tenure and market and benchmark data for our industry and specific peer group, as well as applicable market pressures.

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Bonus. Annual cash bonuses are discretionary but generally follow guidelines that set bonus targets based on the seniority of the applicable position and take into account the achievement of company-wide and, other than for our Chief Executive Officer and President of Research and Development, applicable division or department performance, objectives.

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Equity Incentive Compensation. Long-term incentive awards, comprised of stock option grants, are designed to ensure that incentive compensation is linked to our long-term performance and to align our Named Executive Officers’ performance objectives with the interests of our stockholders. Stock options were granted to our Named Executive Officers both as a reward for past individual and corporate performance and as an incentive for future performance based on the factors set forth above with respect to base salaries, also taking into account the percentage of vested versus unvested options held by each Named Executive Officer.

In addition, we have a Change in Control and Severance Benefit Plan in which all of our Named Executive Officers participate.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. However, because of the overall importance to our success of aggressively pursuing our strategic goals, as well as to preserve our cash resources, a significant portion of the Named Executive Officers’ total compensation has been, and is expected to continue to be, comprised of stock options.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee is responsible for recommending to the Board for approval the compensation packages offered to our Named Executive Officers. The Compensation Committee acts on behalf of the Board of

Directors in discharging the Board’s responsibilities with respect to overseeing the Company’s compensation policies, plans and programs and establishing and reviewing general policies relating to compensation and benefits of our employees. The Compensation Committee also administers our 2000 Equity Incentive Plan and our other benefit plans. For executive compensation decisions, including decisions relating to the grant of stock options to Named Executive Officers, the Compensation Committee typically considers the recommendations of Dr. Scangos, our Chief Executive Officer, and Dr. Scangos typically participates in the Compensation Committee’s deliberations about Named Executive Officer compensation matters. Dr. Scangos and our Compensation Committee also consider the recommendations of Dr. Morrissey, our President of Research and Development, with respect to officers who report to Dr. Morrissey, and in 2007 Dr. Morrissey participated in the Compensation Committee’s deliberations about compensation matters related to these officers. However, neither Dr. Scangos nor Dr. Morrissey participates in the determination of his own compensation, nor does he participate in deliberations with respect thereto. Our Chief Executive Officer also annually develops our research and development and other business goals, which are reviewed and, subject to their input, approved by the Compensation Committee and the Board of Directors. In determining their Named Executive Officer compensation recommendations, Dr. Scangos and Dr. Morrissey solicit the input of, and receive documentary support from Lupe Rivera, our Senior Vice President, Operations, who was responsible for our human resources function in connection with compensation decisions for 2007 and 2008 to date. The Compensation Committee also receives documentary support from Ms. Rivera, including benchmark and industry data from third-party salary survey sources and a compensation consultant. Other than Dr. Scangos, Dr. Morrissey and Ms. Rivera, no other executive officers participated in the determination or recommendation of the amount or form of Named Executive Officer compensation. We also retained the consulting firm, Remedy Compensation Consulting, to compile benchmark and industry compensation data. The Compensation Committee does not delegate any of its functions to others in determining executive compensation, and we do not currently engage any other consultants with respect to executive and/or director compensation matters.

Compensation Committee Process

In setting the level of cash and equity compensation for our Named Executive Officers, the Compensation Committee considers various factors, including the performance of Exelixis and each Named Executive Officer during the prior year, the criticality of each Named Executive Officer’s skill set, each Named Executive Officer’s expected future contributions and prospects for advancement, the percentage of vested versus unvested options held by each Named Executive Officer, each Named Executive Officer’s tenure and market and benchmark data for our industry and specific peer group, as well as applicable market pressures. When establishing each element of a Named Executive Officer’s compensation, the Compensation Committee also takes into consideration the Named Executive Officer’s historical cash and equity compensation as well as his or her total current and potential compensation.

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable publicly held companies. To this end, the Compensation Committee reviews market and benchmark data, which include competitive information relating to compensation levels for comparable positions in the biotechnology and life sciences industries, as well as the compensation levels of our Named Executive Officers. In conjunction with its review, the Compensation Committee reviews peer company data obtained from publicly filed proxy statements and the following benchmark surveys: Radford Biotechnology Salary Survey and Organization Resources Counselors, Inc.’s Worldwide SIRS Life Sciences Survey.

The list of our peer companies used in setting base salaries and bonus targets for 2007 was developed and approved by our Nominating and Corporate Governance Committee and Board of Directors in 2006. Our peer companies were selected by eliminating from a list of U.S.-listed biotechnology companies those companies that our Nominating and Corporate Governance Committee deemed not suitable for comparison purposes because, at the time that the peer list was determined (a) they were not U.S. companies, (b) their operations were not directly comparable to our operations, such as companies specializing in drug delivery technologies or tools, (c) they had a market capitalization in excess of $4 billion or less than $250 million, (d) they had more than 1,500 or fewer than 100 employees, (e) they were not clinical development-stage companies or (f) a substantial portion of their revenues were related to marketed products.

The companies comprising our peer group for purposes of setting base salaries and bonus targets for 2007 were:

Adolor Corporation

Alexion Pharmaceuticals, Inc.

Arena Pharmaceuticals, Inc.

ARIAD Pharmaceuticals, Inc.

Array BioPharma Inc.

AtheroGenics, Inc.

CV Therapeutics, Inc.

Dendreon Corporation

Human Genome Sciences, Inc.

Idenix Pharmaceuticals, Inc. Incyte Corporation Isis Pharmaceuticals, Inc. Lexicon Genetics Incorporated Ligand Pharmaceuticals Incorporated Maxygen, Inc. Medarex, Inc. Myriad Genetics Company Inc.

Nastech Pharmaceutical Company Inc.

Neurocrine Biosciences, Inc.

Nuvelo, Inc.

Regeneron Pharmaceuticals, Inc.

Rigel Pharmaceuticals, Inc.

Telik, Inc.

Vertex Pharmaceuticals

    Incorporated

Zymogenetics, Inc.

The list of our peer companies used in setting base salaries and bonus targets for 2008 was developed and approved by our Nominating and Corporate Governance Committee and Board of Directors in 2007. Our peer companies were selected by eliminating from a list of U.S.-listed biotechnology companies those companies that our Nominating and Corporate Governance Committee deemed not suitable for comparison purposes because, at the time that the peer list was determined (a) they were not U.S. companies, (b) their operations were not directly comparable to our operations, such as companies specializing in drug delivery technologies or tools, (c) they had a market capitalization in excess of $4 billion or less than $250 million, (d) they had more than 1,500 or fewer than 100 employees, (e) they were not clinical development-stage companies or (f) a substantial portion of their revenues were related to marketed products.

The companies comprising our peer group for purposes of setting base salaries and bonus targets for 2008 were:

Acadia Pharmaceuticals Inc.

Affymax, Inc.

Alnylam Pharmaceuticals Inc.

Altus Pharmaceuticals Inc.

Arena Pharmaceuticals, Inc.

Ariad Pharmaceuticals Inc.

Array BioPharma Inc.

Biocryst Pharmaceuticals Inc.

Cell Genesys Inc.

Cytokinetics Inc. Dendreon Corporation Geron Corp Human Genome Sciences, Inc. Incyte Corp Isis Pharmaceuticals Inc. Lexicon Genetics Inc. Maxygen, Inc. Medarex, Inc.	Neurocrine Biosciences Inc. Regeneron Pharmaceuticals Inc. Rigel Pharmaceuticals Inc. Seattle Genetics Inc. Senomyx Inc. Xenoport Inc. Xoma Ltd. Zymogenetics, Inc.

The Compensation Committee benchmarks cash compensation as well compensation in the form of stock options. The Compensation Committee uses peer group data primarily to insure that our executive compensation program as a whole is competitive. Consistent with the Compensation Committee’s philosophy of maintaining compensation levels that attract and retain the highest caliber executives, the Compensation Committee generally targets total cash and equity compensation at the upper third percentile of the peer company market. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions.

Elements of Compensation

Our executive compensation program consists of three principal components: base salary, annual cash bonuses (if approved by our Compensation Committee and Board of Directors) and equity incentive compensation in the form of stock options. Our Named Executive Officers are also eligible to participate, on the same basis as other employees, in our 401(k) plan and our other benefit programs generally available to all employees. Our Named Executive Officers currently do not receive any perquisites.

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Base Salary. The Compensation Committee annually reviews each Named Executive Officer’s base salary and sets such salary based on a review of the performance of each Named Executive Officer during the prior year, the criticality of each Named Executive Officer’s skill set, each Named Executive Officer’s expected future contributions and prospects for advancement, each Named Executive Officer’s tenure and market and benchmark data for our industry and specific peer group, as well as applicable market pressures.

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Annual Cash Bonus. Our annual cash bonuses are intended to align the Named Executive Officers’ compensation with our business objectives and performance and with the interests of our stockholders and to enable us to retain and reward Named Executive Officers who demonstrate extraordinary performance. Annual cash bonuses are discretionary, but our Compensation Committee follows guidelines that set bonus targets (expressed as a percentage of base salary) based on the seniority of the applicable position and take into account the achievement of company-wide and, other than for our Chief Executive Officer and President of Research and Development, applicable division or department performance objectives. The bonus targets are reviewed annually by the Compensation Committee. Our company-wide goals in 2007 included both corporate, research and development and business goals. Our Compensation Committee follows guidelines that provide that the portion of a Named Executive Officer’s total bonus target that is tied to the company-wide performance component increases with the seniority of the Named Executive Officer’s position. In 2007, the company-wide performance component was 80% for our executive vice presidents and senior vice presidents and 100% for our Chief Executive Officer and President of Research and Development. Whether or not a bonus is paid for any year is within the discretion of our Board of Directors. The actual bonus awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of our company-wide objectives. In awarding bonuses, the Compensation Committee also reviews total cash compensation (base salary and bonus) awarded to similarly situated executive officers at our peer companies.

In determining annual cash bonuses, the Compensation Committee takes into account the extent to which we achieve the annual company-wide goals that are established by the executive officers and approved by the Compensation Committee and, other than with respect to our Chief Executive Officer and President of Research and Development, the extent to which each Named Executive Officer’s division or department contributed to the overall success of the Company. However, while we have established general guidelines related to bonus target amounts and the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide and division or department performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses and does not attempt to quantify the level of achievement of corporate goals or the extent to which each Named Executive Officer’s division of department contributed to the overall success of the Company.

The Compensation Committee has not determined whether it would attempt to recover bonuses from our executive officers if the performance objectives that led to a bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. However, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, our Chief Executive Officer and Chief

Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

We have not paid any significant signing or promotion bonuses to our executive officers, nor have we guaranteed any bonuses to our executive officers.

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Equity Incentives. Our 2000 Equity Incentive Plan provides for the issuance of options to Named Executive Officers to purchase shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. We grant stock options to align Named Executive Officers’ compensation with our long-term performance, thereby linking their compensation to the interests of our stockholders. The Compensation Committee believes that stock options continue to be the most effective equity-based tool to motivate our Named Executive Officers to aggressively pursue our long-term strategic goals because options only have value if our stock price increases over time. Stock options are also the most prevalent long-term incentive instrument at our peer companies. The Compensation Committee generally approves the grant of stock options to Named Executive Officers once a year at its regular meeting in December, as well as, if appropriate, in connection with promotions during the year. Stock options are granted to our Named Executive Officers both as a reward for past individual and corporate performance and as an incentive for future performance. In determining the size of option grants to Named Executive Officers, the Compensation Committee considers the number of shares of our common stock subject to outstanding options, including exercise prices, already owned by each Named Executive Officer and the percentage of vested versus unvested options held by each Named Executive Officer, as well as market and benchmark data for our industry and specific peer group. Because of the overall importance to our success of aggressively pursuing our strategic goals, as well as to preserve our cash resources, a significant portion of the Named Executive Officers’ total compensation has been, and is expected to continue to be, comprised of stock options.

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Change in Control and Severance Benefit Plan. Our Change in Control and Severance Benefit Plan, in which all of our Named Executive Officers participate, was adopted in 2005 in order to consolidate our prior change in control and severance benefits with individual executives into a single uniform double-trigger plan for executive officers, to maintain the competitiveness of our executive compensation program and to remove an executive’s potential personal bias against a takeover attempt. A description of this plan is included below under the heading “—Potential Payments Upon Termination or Change-In-Control.” We adopted a double-trigger plan, in which each plan participant receives benefits under the plan only if the plan participant is terminated without cause or resigns for good reason after a change in control, rather than a single-trigger plan, in which each plan participant would receive benefits under the plan if a change in control occurs or the plan participant resigns for any reason after a change in control. In assessing whether the plan should provide for a single or double trigger, we conducted an analysis of prevailing change in control practices at our peer-companies. We selected the double-trigger because it protects the plan participants from post change in control events that are not related to the plan participants’ performance, encourages the plan participants to stay throughout a transition period in the event of a change in control and does not provide for benefits for a plan participant who remains with the surviving company in a comparable position.

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Other Benefits. We have a 401(k) plan in which substantially all of our employees, including our Named Executive Officers, are entitled to participate. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. We match 50% of the first 4% of employee contributions into the 401(k) plan. We provide health care, dental and vision benefits to all full-time employees, including our Named Executive Officers. These and other benefits are available to all employees, subject to applicable laws.

2007 and 2008 Compensation Decisions

General. In determining each Named Executive Officer’s, including our Chief Executive Officer’s, 2007 and 2008 base salaries and target bonuses and cash bonus for 2007, the Compensation Committee considered a number of factors and criteria, including the officer’s historical compensation levels, the performance of Exelixis and each Named Executive Officer during the prior year, the criticality of each Named Executive Officer’s skill set, each Named Executive Officer’s expected future contributions and prospects for advancement, each Named Executive Officer’s tenure and market and benchmark data for our industry and specific peer group, as well as applicable market pressures. Consistent with the Compensation Committee’s philosophy of maintaining compensation levels that attract and retain the highest caliber executives, the Compensation Committee generally targeted base salary, target bonus amount and total cash compensation for each Named Executive Officer at a level competitive with approximately the upper third of similarly situated executive officers at companies included our peer company market and in the market surveys reviewed by the Compensation Committee. The Compensation Committee also reviewed historical compensation levels for our Named Executive Officers and similarly situated executive officers at our peer companies in order to ascertain any trends in executive officer compensation.

In determining the 2007 and 2008 base salaries for each Named Executive Officer, the Compensation Committee aimed to set the base salaries at competitive levels as described above. In addition, for each year, the Compensation Committee considered each Named Executive Officer’s performance in the prior year, as applicable, in adjusting his or her base salary.

The Compensation Committee’s determination of cash bonuses for 2007 for the Named Executive Officers, including our Chief Executive Officer, took into account its assessment of each Named Executive Officer’s performance and total compensation, the compensation of similarly situated executive officers at our peer companies and other factors. While the Compensation Committee considered our general guidelines related to bonus target amounts and the portion of each Named Executive Officer’s annual cash bonus that should be tied to company-wide and division or department performance components, the Compensation Committee exercised broad discretion in determining the amount of cash bonuses for 2007 and did not attempt to quantify the level of achievement of corporate goals or the extent to which any Named Executive Officer’s division of department contributed to the overall success of the Company or to apply strict percentage criteria to an allocation of each Named Executive Officer’s cash bonus between company-wide and division or department performance components.

The Compensation Committee set the 2008 target bonus percentages for each Named Executive Officer at a competitive levels as described above, taking into account each Named Executive Officer’s performance in 2007 and prior years, as applicable, and trends in executive compensation at our peer companies and generally in our industry. The target bonus amounts are intended to serve only as general guidelines for awarding actual bonuses and are not designed to set formulaic payout levels.

In determining option grants to our Named Executive Officers in December 2007 (and, with respect to our Executive Vice President, Chief Financial Officer, in July 2007), the Compensation Committee considered the number of shares of our common stock subject to outstanding options, including exercise prices, then currently held by each Named Executive Officer, as well as market and benchmark data for our industry and specific peer group, with the goal of ensuring a level of incentive compensation for each Named Executive Officer that is appropriately linked to our long-term performance and aligns our Named Executive Officers’ performance objectives with the interests of our stockholders. The Compensation Committee generally targeted option grants for each Named Executive Officer at a level that provides each Named Executive Officer with an ongoing equity position in the Company that is competitive with approximately the upper third of similarly situated executive officers at companies included our peer company market and in the market surveys reviewed by the Compensation Committee. All option grants to Named Executive Officers in December 2007 were made at an exercise price of $9.91 per share, which was equal to the fair market value for each share of our common stock on the date of grant. The option grant to our Executive Vice President, Chief Financial Officer in July 2007 was made at an exercise price of $11.93 per share, which was equal to the fair market value for each share of our common stock on the date of grant. The option to purchase 25% of the shares subject to such options vests one year from the grant date, and the options vest as to remaining shares in 36 equal monthly installments thereafter.

The Compensation Committee granted stock options rather than other forms of equity compensation, and applied the foregoing vesting schedule, in order to remain competitive based on its view of prevailing practices at our peer companies and generally in our industry and to maintain consistency with historical practice and equity incentives granted to new employees.

Compensation for the Chief Executive Officer. In determining Dr. Scangos’ 2007 and 2008 base salaries and target bonuses, cash bonus for 2007 and December 2007 stock option grant, the Compensation Committee considered the factors and criteria described under the heading “—2007 and 2008 Compensation Decisions—General” above.

In determining Dr. Scangos’ 2008 base salary and target bonus, cash bonus for 2007 and December 2007 stock option grant, in December 2007, the Compensation Committee considered our 2007 corporate, research and development and business goals, which included goals related to: making investigational new drug (“IND”) filings for XL418, XL147, XL765 and XL019; progress in our clinical trials of our development candidates XL647, XL880, XL820, XL184, XL784 and XL999; advancing three new compounds to development candidate status; establishing new corporate collaborations; and concluding 2007 with an appropriate amount of cash resources. The Compensation Committee also considered our 2007 research and development and business achievements, including the following:

•	the submission of proof-of-concept data reports to GlaxoSmithKline for XL647, XL880 and XL784;

•	the advancement of XL184 and XL820 to Phase 2 clinical trials;

•	the initiation of seven clinical trials for our compounds previously in clinical development;

•	the filing of INDs for XL418, XL147, XL765 and XL019;

•	enhancements to our clinical development planning and capabilities;

•	the advancement of four compounds to development candidate status;

•	development of our early stage product candidate pipeline in support of the advancement of additional compounds to development candidate status in 2008;

•	the completion of equity and capital expenditure financings;

•	the successful divestitures of the majority of our Exelixis Plant Sciences, Inc. assets and 80.1% of Artemis Pharmaceuticals GmbH; and

•	the extensions of collaborative arrangements with Bristol-Myers Squibb Company and Daiichi Sankyo Company Limited.

In December 2007, the Compensation Committee determined that we had met our goals for 2007 except to the extent that goals evolved during the year due to strategic changes.

In December 2007, the Compensation Committee also reviewed our goals and objectives for 2008, taking such goals and objectives into account in the determination of Dr. Scangos’ recommended base salary and target bonus for 2008. Our 2008 goals include objectives related to progress in our clinical trials of our development candidates XL647, XL880, XL820, XL184, XL147, XL765 and XL019; making IND filings; achieving corporate collaboration milestones; advancing new compounds to development candidate status; managing our research pipeline; commencing the development of a commercial infrastructure; and concluding 2008 with an appropriate amount of cash resources.

On the strength of the Company’s achievements and in recognition of Dr. Scangos’ instrumental leadership role as our Chief Executive Officer, in December 2007, the Compensation Committee recommended, and the Board of Directors approved, a merit increase of approximately 7.0% to Dr. Scangos’ 2007 base salary (to $850,000 in 2008), a cash bonus of $477,000 and a grant of stock options to acquire 400,000 shares of our common stock. The increase in Dr. Scangos’ base salary was based on the factors and criteria described under the heading “—2007 and 2008 Compensation Decisions—General” above and is generally consistent on a percentage basis with the merit salary increases approved for the other Named Executive Officers. The Compensation Committee considered the base salaries of chief executive officers at companies that it considered comparable as a factor in its determination of Dr. Scangos’ base salary for 2008, but it did not specifically benchmark Dr. Scangos’ base salary to a particular peer group. Dr. Scangos’ target bonus for 2007 was 60% of his base salary, and the actual bonus paid to Dr. Scangos represented 60% of his base salary, consistent with the Compensation Committee’s assessment that we had met our Company objectives for 2007. The Compensation Committee maintained Dr. Scangos’ target bonus for 2008 at 60%.

Compensation of the Other Named Executive Officers. The Compensation Committee reviewed similar considerations for each of the other Named Executive Officers, including the factors and criteria described under the heading “—2007 and 2008 Compensation Decisions—General” above, as well as the following factors.

With respect to Dr. Morrissey, the Compensation Committee focused on Dr. Morrissey’s leadership of our research and development organization through an organizational restructuring and high growth, while ensuring a productive, results-driven organization. In December 2007, the Compensation Committee recommended, and the Board of Directors approved, an aggregate merit and promotion increase of 10.0% to Dr. Morrissey’s 2007 base salary (to $484,629 in 2008), a cash bonus of $220,286 and a grant of stock options to acquire 200,000 shares of our common stock. The salary increase and stock option grant to Dr. Morrissey took into account his promotion during the year to President of Research and Development, which was not in effect at the time of the prior year’s assessment of salary increases and option grants, and were based on the Compensation Committee’s assessment of the appropriate salary and equity position, including unvested stock options, for an officer in Dr. Morrissey’s position, taking into account practices at comparable companies. Dr. Morrissey’s target bonus for 2007 was 50% of his base salary, and the actual bonus paid to Dr. Morrissey represented 50% of his base salary, consistent with the Compensation Committee’s assessment that we had met our Company objectives for 2007. The Compensation Committee maintained the 2008 target bonus for Dr. Morrissey at 50%.

With respect to Mr. Karbe’s contributions, the Compensation Committee gave particular weight to Mr. Karbe’s leadership in continuing to build a strong finance organization during 2007 and leadership of our successful 2007 equity offering. In July 2007, Mr. Karbe was promoted to Executive Vice President and Chief Financial Officer, and, in connection therewith, the Compensation Committee recommended, and the Board of Directors approved, a grant of stock options to acquire 60,000 shares of our common stock. This grant was approved based on the Compensation Committee’s assessment of the appropriate equity position, including unvested stock options, for an officer in Mr. Karbe’s position, taking into account practices at comparable companies. In recognition of Mr. Karbe’s contributions during 2007, in December 2007, the Compensation Committee recommended, and the Board of Directors approved, a merit increase of 7.0% to Mr. Karbe’s 2007 base salary (to $411,950 in 2008), a cash bonus of $173,250 and a grant of stock options to acquire 100,000 shares of our common stock. Mr. Karbe’s target bonus for 2007 was 45% of his base salary, and the actual bonus paid to Mr. Karbe represented 45% of his base salary, consistent with the Compensation Committee’s assessment that we had met our Company objectives for 2007 and that Mr. Karbe had met his personal objectives for 2007. The Compensation Committee maintained the 2008 target bonus for Mr. Karbe at 45%.

With respect to Dr. Schwab, the Compensation Committee focused on Dr. Schwab’s contributions to the clinical side of the business, particularly her leadership role in the generation of proof-of-concept data, expanding phase 2 compound clinical trial enrollment and otherwise advancing compounds in phase 2 clinical development, the initiation of seven new clinical trials for compounds previously in clinical development, the initiation of seven first-in-human clinical trials, the filing of four INDs and facilitating the interactions between our discovery, translational medicine and development groups. In recognition of Dr. Schwab’s contributions, in December 2007, the Compensation Committee recommended, and the Board of Directors approved, a merit and promotion increase of 10.0% to Dr. Schwab’s 2007 base salary (to $404,250 in 2008), a cash bonus of $128,625 and a grant of stock options to acquire 200,000 shares of our common stock. Dr. Schwab’s target bonus for 2007 was 35% of her base salary, and the actual bonus paid to Dr. Schwab represented 35% of her base salary, consistent with the Compensation Committee’s assessment that we had met our Company objectives for 2007 and that Dr. Schwab had met her personal objectives for 2007. The Compensation Committee increased Dr. Schwab’s target bonus for 2008 to 45% of her base salary in light of her promotion, effective January 1, 2008, to Executive Vice President and Chief Medical Officer.

With respect to Ms. Simonton, the Compensation Committee noted that Ms. Simonton had made extraordinary contributions to the Company during 2007 with respect to legal, patent, securities, business development and partnership matters. In recognition of Ms. Simonton’s contributions, in December 2007, the Compensation Committee recommended, and the Board of Directors approved, an aggregate merit and promotion increase of 10.0% to Ms. Simonton’s 2007 base salary (to $372,128 in 2008), a cash bonus of $118,404 and a grant of stock options to acquire 100,000 shares of our common stock. Ms. Simonton’s target bonus for 2007 was 35% of her base salary, and the actual bonus paid to Ms. Simonton represented 35% of her base salary, consistent with the Compensation Committee’s assessment that we had met our Company objectives for 2007 and that Ms. Simonton had met her personal objectives for 2007. The Compensation Committee increased Ms. Simonton’s target bonus for 2008 to 45% of her base salary in light of her promotion, effective January 1, 2008, to Executive Vice President and General Counsel.

Accounting and Tax Considerations

Effective January 1, 2006, we adopted the fair value provisions of Financial Accounting Standards Board Statement No. 123(R) (revised 2004), “Share-Based Payment” (or “FAS 123R”). Under FAS 123R, we are required to estimate and record an expense for each award of equity compensation (including stock options) over the vesting period of the award. The Compensation Committee has determined to retain for the foreseeable future our stock option program as the sole component of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to FAS 123R. The Compensation Committee has considered, and may in the future consider, the grant of restricted stock to our executive officers in lieu of stock option grants in light of the accounting impact of FAS 123R with respect to stock option grants.

Section 162(m) of the Internal Revenue Code of 1986 limits our deduction for federal income tax purposes to not more than $1.0 million of compensation paid to certain executive officers in a calendar year. Compensation above $1.0 million may be deducted if it is “performance-based compensation.” The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers shall be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Conclusion

It is the opinion of the Compensation Committee that the aforementioned compensation policies and elements provide the necessary incentives to properly align our performance and the interests of our stockholders while maintaining progressive, balanced and competitive executive compensation practices that enable us to attract and retain the highest caliber of executives.

Summary Compensation Table

The following table shows for the fiscal years ended December 28, 2007 and December 29, 2006 compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers at December 28, 2007 (the “Named Executive Officers”).

Summary Compensation Table for Fiscal 2007

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compensation ($) (3)	Total ($)
George A. Scangos, Ph.D.,	2007	$794,135	$477,000	—	$2,531,952	—	—	$2,599	$3,805,686
President and Chief	2006	750,000	400,000	—	2,510,117	—	—	4,750	3,664,867
Executive Officer

Michael M. Morrissey, Ph.D.,	2007	439,802	220,286	—	933,428	—	—	4,609	1,598,125
President of Research	2006	400,520	200,260		803,627	—	—	4,400	1,408,807
and Development

Frank L. Karbe,	2007	376,018	173,250	—	816,342	—	—	54	1,365,664
Executive Vice President	2006	345,030	155,264	—	676,836	—	—	—	1,177,130
and Chief Financial Officer

Gisela M. Schwab, M.D.	2007	367,164	128,625	—	307,090	—	—	4,500	807,379
Executive Vice President	2006	109,038	43,750	—	80,508	—	—	2,154	235,450
and Chief Medical Officer (4)

Pamela A. Simonton, J.D., LL.M.	2007	337,989	118,404	—	511,712	—	—	4,601	972,706
Executive Vice President	2006	322,189	144,985	—	482,416	—	—	57,029	1,006,619
and General Counsel

(1)	Amounts shown in this column reflect the compensation costs recognized by us in fiscal 2007 for option awards as determined pursuant to FAS 123R. The assumptions used to calculate the value of option awards are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2007 filed with the SEC on February 25, 2008. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FAS 123R value shown in this column.
(2)	Bonuses for services rendered in 2007 by Named Executive Officers are included in the Bonus column. While we have established general guidelines related to bonus target amounts and the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide and division or department performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses and does not attempt to quantify the level of achievement of corporate goals or the extent to which each Named Executive Officer’s division or department contributed to the overall success of the Company. Accordingly, we do not consider these bonuses to be Non-Equity Incentive Plan Compensation.
(3)	Unless otherwise indicated, the amounts in this column consist of matching contributions made by us under our tax-qualified 401(k) plan, which provides for broad-based employee participation, and the following employee recognition awards in 2007, which are generally available to all employees: Dr. Morrissey—$109; Mr. Karbe—$54; and Ms. Simonton—$101. In addition to Ms. Simonton receiving a matching contribution under the 401(k) plan in 2006, we also forgave $52,629 in interest pursuant to the terms of a loan we entered into with Ms. Simonton in 2001.
(4)	Dr. Schwab joined Exelixis on September 1, 2006.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 28, 2007, certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2007

Name	Grant Date	Approval Date	Number of Non-Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value ($) (3)
				Threshold ($)	Target ($)	Maximum ($)
George A. Scangos, Ph.D.	12/6/2007	12/6/2007	—	—	—	—	400,000	$9.91	$2,093,000

Michael M. Morrissey, Ph.D.	12/6/2007	12/6/2007	—	—	—	—	200,000	9.91	1,046,500

Frank L. Karbe	7/9/2007	7/9/2007	—	—	—	—	60,000	11.93	392,220
	12/6/2007	12/6/2007	—	—	—	—	100,000	9.91	523,250

Gisela M. Schwab, M.D.	12/6/2007	12/6/2007	—	—	—	—	200,000	9.91	1,046,500

Pamela A. Simonton, J.D., LL.M.	12/6/2007	12/6/2007	—	—	—	—	100,000	9.91	523,250

(1)	Each year the Compensation Committee considers payment of annual cash bonuses to Named Executive Officers for services rendered in the past year. While we have established general guidelines related to bonus target amounts and the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide and division or department performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses and does not attempt to quantify the level of achievement of corporate goals or the extent to which each Named Executive Officer’s division or department contributed to the overall success of the Company. Accordingly, we do not consider these bonuses to be Non-Equity Incentive Plan Compensation. The bonus targets for the year ended December 28, 2007 were $477,000 for Dr. Scangos, $220,286 for Dr. Morrissey, $173,250 for Mr. Karbe (based on his increased target annual base salary resulting from his promotion to Executive Vice President and Chief Financial Officer in July 2007), $128,625 for Dr. Schwab and $118,404 for Ms. Simonton. Whether or not a bonus is paid for any year is within the discretion of the Board. The actual bonus awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of our company-wide objectives. In awarding bonuses, the Compensation Committee also reviews total cash compensation (base salary and bonus) awarded to similarly situated executive officers at our peer companies. The actual cash bonus award earned for the year ended December 28, 2007 for each Named Executive Officer is set forth in the Summary Compensation Table above. For a description of the payment of bonuses to Named Executive Officers under our compensation program, see the Compensation Discussion and Analysis above.
(2)

Options were granted under our 2000 Equity Incentive Plan. The options expire 10 years from the date of grant or earlier upon termination of service. The options vest as to  1/4 of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date. Vesting is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-In-Control” below.

(3)	Amounts shown in this column reflect the fair value of the option awards granted in 2007 to each Named Executive Officer as determined pursuant to FAS 123R. The assumptions used to calculate the value of option awards are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2007 filed with the SEC on February 25, 2008. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FAS 123R value shown in this column.

Outstanding Equity Awards at Fiscal Year–End

The following table shows for the fiscal year ended December 28, 2007 certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers. None of our Named Executive Officers exercised options in 2007.

Outstanding Equity Awards at December 28, 2007

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (1)	Number of Securities Underlying Unexercised Options (#) (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
		Exercisable	Unexercisable
George A. Scangos, Ph.D.	12/06/2000	250,000	—		—	$18.81	01/14/2011
	12/03/2001	350,000	—		—	15.43	12/02/2011
	01/29/2003	400,000	—		—	6.45	01/28/2013
	12/10/2003	200,000	—		—	6.15	12/09/2013
	12/13/2004	262,500	87,500	(2)	—	8.92	12/12/2014
	12/12/2005	500,000	500,000	(3)	—	8.90	12/11/2015
	12/08/2006	100,000	300,000	(4)	—	8.99	12/07/2016
	12/06/2007	—	400,000	(5)	—	9.91	12/05/2017

Michael M. Morrissey, Ph.D.	12/06/2000	20,000	—		—	18.81	1/14/2011
	12/03/2001	50,000	—		—	15.43	12/2/2011
	01/29/2003	85,000	—		—	6.45	1/28/2013
	12/10/2003	150,000	—		—	6.15	12/9/2013
	12/13/2004	75,000	25,000	(2)	—	8.92	12/12/2014
	12/12/2005	150,000	150,000	(3)	—	8.90	12/11/2015
	12/08/2006	25,000	75,000	(4)	—	8.99	12/7/2016
	12/06/2007	—	200,000	(5)	—	9.91	12/05/2017

Frank L. Karbe	02/15/2004	200,000	—		—	8.00	02/14/2014
	02/24/2004	25,000	—		—	8.18	02/23/2014
	12/13/2004	63,750	21,250	(2)	—	8.92	12/12/2014
	12/12/2005	100,000	100,000	(3)	—	8.90	12/11/2015
	12/08/2006	25,000	75,000	(4)	—	8.99	12/07/2016
	07/09/2007	—	60,000	(6)	—	11.93	07/08/2017
	12/06/2007	—	100,000	(5)	—	9.91	12/05/2017

Gisela M. Schwab, M.D.	09/01/2006	54,687	120,313	(7)	—	9.73	8/31/2016
	12/08/2006	11,000	33,000	(4)	—	8.99	12/07/2016
	12/06/2007	—	200,000	(5)	—	9.91	12/05/2017

Pamela A. Simonton, J.D., LL.M.	04/03/2000	87,500	—		—	11.00	04/02/2010
	12/06/2000	10,000	—		—	18.81	12/05/2010
	12/03/2001	35,000	—		—	15.43	12/02/2011
	01/29/2003	11,459	—		—	6.45	01/28/2013
	12/10/2003	22,917	—		—	6.15	12/09/2013
	12/13/2004	52,500	17,500	(2)	—	8.92	12/12/2014
	12/12/2005	100,000	100,000	(3)	—	8.90	12/11/2015
	12/08/2006	18,750	56,250	(4)	—	8.99	12/07/2016
	12/06/2007	—	100,000	(5)	—	9.91	12/05/2017

(1)

Options were granted under our 2000 Equity Incentive Plan. The options expire 10 years from the date of grant or earlier upon termination of service. The options vest as to  1/4 of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date. Vesting is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-In-Control” below.
(2)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of December 13, 2008 (assuming that such options are not accelerated).

(3)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of December 12, 2009 (assuming that such options are not accelerated).

(4)

Options vest as to  1/4 of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of December 8, 2010 (assuming that such options are not accelerated).

(5)

Options vest as to  1/4 of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of December 6, 2011 (assuming that such options are not accelerated).

(6)

Options vest as to  1/4 of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of July 9, 2011 (assuming that such options are not accelerated).

(7)

Options vest as to  1/4 of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of September 1, 2010 (assuming that such options are not accelerated).

Potential Payments Upon Termination or Change in Control

In December 2005, the Board, upon recommendation of the Compensation Committee, adopted a Change in Control and Severance Benefit Plan that provides for certain severance benefits to our officers in connection with specified termination events. Eligible plan participants may include any employee having a rank of vice president or above, which includes the Named Executive Officers.

If a Named Executive Officer’s employment terminates due to an involuntary termination without cause or a constructive termination during a period starting one month prior to and ending 13 months following a change in control, then the Named Executive Officer would be entitled to the following benefits under the plan:

•

a cash payment equal to the sum of the Named Executive Officer’s base salary and target bonus for (i) 18 months for Named Executive Officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer;

•

the vesting of up to all of the Named Executive Officer’s options will accelerate in full and the exercise period of such options will be extended to the later of (i) twelve months after the change in control and (ii) the post-termination exercise period provided for in the applicable option agreement. The plan also provides that any reacquisition or repurchase rights held by us in respect of common stock issued or issuable pursuant to any stock awards granted under our 2000 Equity Incentive Plan will lapse;

•

payment of COBRA premiums for any health, dental or vision plan sponsored by the Company for a period of up to (i) 18 months for Named Executive Officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer; and

•

payment of outplacement services for (i) 18 months for Named Executive Officers (other than the Chief Executive Officer), subject to a $30,000 limit and (ii) 24 months for the Chief Executive Officer, subject to a $50,000 limit.

The payments and benefits described above are subject to certain reductions and offsets if, for example, the Named Executive Officer received other severance benefits from us pursuant to a written employment agreement. In addition, if any of the severance benefits payable under the plan would constitute a “parachute payment” subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, a Named Executive Officer may receive a reduced amount of the affected severance benefits (the plan does not provide for the gross up of any excise taxes imposed by Section 4999 of the Internal Revenue Code). No Named Executive Officer would receive benefits under the plan if (i) the Named Executive Officer has entered into an individually negotiated employment agreement that provides for severance or change in control benefits, (ii) the Named Executive Officer voluntarily terminates employment with us to accept employment with another entity that is controlled by us or is otherwise affiliated with us or (iii) the Named Executive Officer does not confirm in writing that he or she is subject to agreements with us relating to proprietary and confidential information.

If the employment of any Named Executive Officer, including the Chief Executive Officer, terminates due to (x) a termination without cause more than one month before a change in control or (y) a termination without cause or a constructive termination more than 13 months following a change in control, then the Named Executive Officer would be entitled to receive a cash severance benefit under the plan equal to six months of base salary. In such circumstances, we would also pay for a period of up to six months the Named Executive Officer’s COBRA premiums for any health, dental or vision plan that we sponsored and that the Named Executive Officer is enrolled in.

Pursuant to our 2000 Equity Incentive Plan, in the event of an asset sale, merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but our common stock is converted by virtue of the merger into other property, then any surviving or acquiring corporation may assume outstanding stock awards or substitute similar stock awards for those under the plan. If any surviving or acquiring corporation refuses to assume such outstanding stock awards or substitute similar stock awards, stock awards held by participants whose service has not terminated will be accelerated in full. In addition, if any person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, then stock awards held by participants whose service has not terminated will be accelerated in full.

The following table sets forth the potential severance payments and benefits under our Change in Control and Severance Benefit Plan to which the Named Executive Officers would be entitled in connection with specified termination events, as if such Named Executive Officers’ employment terminated as of December 28, 2007, the last day of our last fiscal year. In addition, the table sets forth the amounts to which the Named Executive Officers would be entitled under our 2000 Equity Incentive Plan either (i) in connection with a change in control transaction in which the successor corporation did not assume or substitute outstanding stock awards, or (ii) an entity or group acquired more than 50% of our combined voting power, in each case, as of December 28, 2007. There are no other agreements, arrangements or plans that entitle any Named Executive Officers to severance, perquisites or other enhanced benefits upon termination of employment.

Potential Payments Upon Termination or Change in Control Table

Name	Benefit	Change in Control and Severance Benefit Plan		2000 Equity Incentive Plan
		Involuntary Termination Without Cause or Constructive Termination in Connection with a Change in Control (1)	Termination Without Cause Before Change in Control or Constructive Termination Following a Change in Control (2)	Certain Change of Control Transactions Without Termination (3)
George A. Scangos, Ph.D.	Base Salary	$1,588,270	$397,068	—
	Bonus	954,000	—	—
	Vesting Acceleration (4)	1,512,000	—	1,512,000
	COBRA Payments	22,918	5,729	—
	Outplacement Services	50,000	—	—

Benefit Total		4,127,188	402,797	1,512,000

Michael M. Morrissey, Ph.D.	Base Salary	659,703	219,901	—
	Bonus	330,429	—	—
	Vesting Acceleration (4)	613,700	—	613,700
	COBRA Payments	26,541	8,847	—
	Outplacement Services	30,000	—	—

Benefit Total		1,660,373	228,748	613,700

Frank L. Karbe	Base Salary	564,027	188,009	—
	Bonus	259,875	—	—
	Vesting Acceleration (4)	191,250	—	191,250
	COBRA Payments	8,492	2,831	—
	Outplacement Services	30,000	—	—

Benefit Total		1,053,645	190,840	191,250

Gisela M. Schwab, M.D.	Base Salary	550,746	183,582	—
	Bonus	192,938	—	—
	Vesting Acceleration (4)	0	—	0
	COBRA Payments	17,188	5,729	—
	Outplacement Services	30,000	—	—

Benefit Total		790,872	189,311	0

Pamela A. Simonton, J.D., LL.M.	Base Salary	506,984	168,995	—
	Bonus	177,606	—	—
	Vesting Acceleration (4)	90,065	—	90,065
	COBRA Payments	8,492	2,831	—
	Outplacement Services	30,000	—	—

Benefit Total		813,148	171,826	90,065

(1)	These benefits would be payable under the Change in Control and Severance Benefit Plan if the involuntary termination without cause or constructive termination occurred during a period starting one month prior to and ending 13 months following the change in control.

(2)	These benefits would be payable under the Change in Control and Severance Benefit Plan if the termination without cause occurred more than one month before the change in control or if the termination without cause or a constructive termination occurred more than 13 months following the change in control.
(3)	These benefits would be payable under the 2000 Equity Incentive Plan if either (i) a successor corporation does not assume outstanding stock awards in a change of control transaction or (ii) a person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, and, in each case, the Named Executive Officers do not terminate employment in connection with such a transaction or event.
(4)	Assumes that the triggering event occurred on December 28, 2007, the last business day of our last fiscal year, when the closing sale price per share of our common stock was $8.87. The amount of the vesting acceleration is determined by aggregating for all accelerated options the amount equal to (i) the excess of $8.87 over the relevant exercise price of the option, multiplied by (ii) the number of shares underlying unvested options at such exercise price as of December 28, 2007. There can be no assurance that a similar triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at a time when our closing sale price is different.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indemnification Agreements

As permitted by Delaware law, our Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by the Company, arising out of such person’s services as a director or executive officer with respect to the Company, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Policies and Procedures with Respect to Related Party Transactions

The Board recognizes that related person transactions can present a heightened risk of potential or actual conflicts of interests. In December 2006, the Board adopted a Statement of Policy with respect to transactions entered into with related persons. Under this policy, the Audit Committee has been tasked with responsibility to review and approve related party transactions. The policy provides that management shall present related party transactions to the Audit Committee for approval. The policy does not prevent management from entering into any related party transaction without prior approval of the Audit Committee, so long as such related party transaction is thereafter presented to the Audit Committee for ratification. If ratification is not forthcoming, then management shall make all reasonable efforts to cancel or annul such transaction.

Under the policy, a “related person” includes: any senior officer (including each executive officer or officer subject to Section 16 of the Securities Exchange Act of 1934) or director of the Company; a person who is an immediate family member of a senior officer, director or director nominee; a security holder who is known to own of record or beneficially more than 5% percent of any class of our securities; a person who is an immediate family member of such security holder; or an entity which is owned or controlled by one of the aforementioned persons, or an entity in which one of the aforementioned persons has a substantial ownership interest in or control over of such entity.

All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 28, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with. During fiscal 2002, Dr. Marchesi failed to file one report for one transaction, and during fiscal 2004, Dr. Marchesi failed to file four reports of nine transactions; a report for such transactions was filed during fiscal 2007.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders will be “householding” proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Investor Relations, Exelixis, Inc., 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 or contact Exelixis, Inc., Investor Relations at (650) 837-7000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 28, 2007, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Exelixis, Inc., 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ JAMES B. BUCHER

JAMES B. BUCHER
Secretary

April 10, 2008

EXELIXIS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 1, 2008

The undersigned hereby appoints George A. Scangos, Frank L. Karbe and James B. Bucher, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exelixis, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Exelixis, Inc. to be held at the offices of Exelixis, Inc. at 210 East Grand Avenue, South San Francisco, CA 94080 on Thursday, May 1, 2008 at 8:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING VIA THE INTERNET OR BY TELEPHONE.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, AND A VOTE “FOR” PROPOSAL 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below			FOR	AGAINST	ABSTAIN

Proposal 1:	To elect four Class III directors to hold office until the 2011 Annual Meeting of Stockholders:	☐	☐	Proposal 2:	To ratify the selection of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending January 2, 2009.	☐	☐	☐

Nominees:
01 Stelios Papadopoulos, Ph.D.
02 George A. Scangos, Ph.D.
03 Frank McCormick, Ph.D.
04 Lance Willsey, M.D.

To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:				Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepared if mailed in the United States.

Signature	Signature	Date
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If signer is a partnership, please sign in partnership name by authorized person.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on April 30, 2008, the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/exel Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for

the Stockholders Meeting to be held on May 1, 2008. The proxy statement and annual report to stockholders are available at

http://bnymellon.mobular.net/bnymellon/exel.